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                         SUPPLEMENTAL BONUS PLAN

The Board of Directors, on an annual basis, approves a total dollar bonus pool for a Supplemental Bonus Plan, up to a maximum of one and one-half percent (1.5%), on an after-tax basis, of the Company's consolidated net income calculated before amount payable to employees under the Company's Indirect Profit Sharing Bonus Plan.

The Board of Directors empowers the Chairman of the Board and Chief Executive Officer, Vice Chairman, and President to grant individual bonuses under the plan to eligible participants up to the total dollar bonus pool approved by the Board. Supplemental bonuses are awarded based upon individual efforts not recognized under the Company's Indirect Profit Sharing Bonus Plan.

Eligible participants are the Chairman of the Board and Chief Executive
Officer, Vice Chairman, President, Secretary, Treasurer, Senior Executive Vice Presidents, Executive Vice Presidents, and Vice Presidents of the Company or its subsidiaries and any other salaried employees of the Company or subsidiaries as the Chairman and Chief Executive Officer, Vice Chairman, and President may select.

Any bonus under this plan awarded to the Chief Executive Officer must be approved by the Compensation Committee of the Board of Directors.

The payments and forfeiture provisions under this plan are under the same provisions as the Indirect Profit Sharing Bonus Plan.

                                                                   Exhibit 10(a)